UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Exxon Mobil Corporation	Kerrie-Anne Lanigan
22777 Springwoods Village Pkwy	Director, Investor Relations
Spring, TX 77389

May 10, 2024

Re: Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

The 2024 Proxy Statement outlines ExxonMobil’s executive compensation program, which ties compensation to long-term shareholder value creation and success in a lower-emissions future, and 2023 pay decisions.

At time of filing, 2023 data for compensation benchmark companies was not yet available. The following charts, included on page 61 of the CD&A, have been updated for the most recent 1- and 10-year time periods. This also updates all other references to ExxonMobil’s rank percentile in the CD&A.

The strength of the program design is demonstrated across dynamic market conditions and complex business environment; highly performance based, tied to business and individual performance, and resulting in a greater degree of volatility versus compensation programs of benchmark companies.

2023 CEO Total Direct Compensation is down 10 percent versus 2022, reflective of reduced earnings and lower stock price. 78 percent of Total Direct Compensation is delivered in the form of performance shares – $103.11 at 2023 grant, down from $110.84 at 2022 grant. Performance shares have uniquely long restriction periods, 50% vests in 5 years and 50% in 10 years from grant date with no acceleration at time of retirement.

In assessing the appropriateness of pay levels, the Compensation Committee considers scale and complexity, along with strong business results across all performance dimensions. ExxonMobil remains the largest across benchmark companies, as illustrated on page 57 of the CD&A. That said, while 1-year Total Direct Compensation is at the 97th percentile of compensation benchmark companies, down from the 100th percentile in 2022, 10-year Realized and Unrealized Pay is at the 46th percentile, as demonstrated below.

Combined 10-year Realized and Unrealized Pay normalizes for different award types and restriction periods. The relative position on 10-year Realized Pay further underscores the impact of long restriction periods, the longest across all industries. For more information on the design of the long-term incentive program, please refer to page 54 of the CD&A.

ExxonMobil’s share-denominated approach coupled with long restriction periods defines the risk/reward profile of stock-based performance awards and results in a greater degree of volatility versus programs common among benchmark companies.

10-YEAR REALIZED AND UNREALIZED PAY	10-YEAR REALIZED PAY
(2014 to 2023)	(2014 to 2023)

1-YEAR TOTAL DIRECT COMPENSATION	10-YEAR TOTAL DIRECT COMPENSATION
(2023)	(2023, 2013 to 2022)

Total Direct Compensation is compensation granted during the year, including salary, current year bonus, and the grant date fair value of equity awards. Realized Pay is compensation actually received by the CEO during the year, excluding any retirement distributions. Unrealized Pay represents the current value – not the grant date value used for reporting in the Summary Compensation Table – of outstanding unvested cash and stock-based incentive awards as well as the current market value of unexercised “in the money” stock options granted during the years 2014 through 2023. Award values are based on target levels of formula-based awards and fiscal year-end 2023 stock prices. See page 68 of the CD&A for more detailed definitions of realized and unrealized pay.

Please read this supplemental information together with the more detailed information included in the CD&A, compensation tables, and narrative on pages 47 through 78 of ExxonMobil’s 2024 Proxy Statement before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation.

Sincerely,